For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311 E-mail: remick@ktron.com

K-TRON REPORTS RECORD SECOND QUARTER AND FIRST HALF NET INCOME

Pitman, New Jersey - - August 1, 2005 - - K-Tron International, Inc. (NASDAQ-KTII) today reported record second quarter net income of $1.916 million, 37.9 percent higher than second quarter 2004, on an 11.7 percent growth in revenues to $30.22 million. Earnings per share (diluted) grew 34 percent to $0.71, compared with $0.53 in the second quarter last year.

K-Tron also reported record first half net income of $3.559 million, or $1.32 per share (diluted), on revenues of $58.78 million compared to net income of $2.811 million, or $1.08 per share (diluted), on revenues of $53.38 million for the same period in 2004.

In announcing these results, the Company pointed out that approximately 11.1 percent of the $3.16 million revenue increase in the second quarter of 2005 and approximately 18.3 percent of the $5.39 million revenue increase for the first six months of 2005 compared to the same periods in 2004 was from foreign exchange. The Company also noted that results for the first quarter of last year benefited from the sale of a small Company-owned office building in England, which produced $164 thousand of income before income taxes. Excluding the gain on that sale, income before income taxes would have increased from $3.849 million in the first half of 2004 to $5.511 million in the first half of 2005, or 43.2 percent.

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “Our strong financial performance in the second quarter and first six months of 2005 shows that K-Tron is having an exceptional year so far. Our size reduction and feeder business lines were both very busy in the second quarter, especially in North America, as the demand for our equipment has been quite robust compared to recent years in many of our markets.”

Mr. Cloues also highlighted the continued reduction of debt by the Company. Total debt, all of which was in U.S. dollars, was reduced by $1.79 million in the second quarter, from $21.33 million to $19.54 million, while cash declined by $780 thousand to $10.90 million. The decline in cash was caused by an unfavorable change in foreign exchange rates in the second quarter since a significant portion of the Company’s cash is held in Swiss francs by the Company’s Swiss manufacturing subsidiary. Debt was reduced by $3.24 million in the first six months of 2005. As a result of debt decreasing more than cash did, net debt (debt minus cash) decreased by

$1.02 million in the second quarter to $8.63 million and by $1.71 million in the first six months of 2005.

On another matter, the Company announced that it was recently ranked 69th on the fifth annual FORTUNE Small Business list of the 100 fastest growing small companies in America. The FSB 100 list, which is comprised of public companies, appears in the July/August issue of FORTUNE Small Business and is also available at www.fsb.com. To compile the list, FORTUNE Small Business asked financial research firm Zacks to screen annual reports for public companies with annual revenue of less than $200 million and a stock price of more than $1. Within that group, companies were ranked based on the past three years’ earnings growth, revenue growth and stock performance. Real estate firms and banks were not considered for the list this year.

At the same time, the Company also announced that it has been included in the Russell Microcap™ Index. This new Index, which debuted on July 1, is comprised of the smallest 1,000 securities in the small-cap Russell 2000™ Index along with the next smallest 1,000 companies, based on a ranking of all U.S. equities by market capitalization. Russell recently posted the complete index membership list at www.Russell.com/US/Indexes.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and Canada, and its equipment is sold throughout the world.

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(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)
	Three Months Ended		Six Months Ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004
Revenues	$30,224	$27,062	$58,776	$53,383
Operating income	3,242	$2,300	$6,033	$4,563
Interest (expense)	(259)	(348)	(522)	(714)
Gain on sale of office building	--	--	--	164
Income before income taxes	2,983	1,952	5,511	4,013
Income taxes	1,067	563	1,952	1,202
Net income	$1,916	$1,389	$3,559	$2,811
Basic earnings per share	$0.75	$0.56	$1.40	$1.13
Diluted earnings per share	$0.71	$0.53	$1.32	$1.08
Weighted average number of common shares outstanding (basic)	2,550,000	2,491,000	2,543,000	2,477,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,714,000	2,617,000	2,699,000	2,599,000